                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                      DEPOMED, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
           Check box if any part of the fee is offset as provided by
/ /        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                 DEPOMED, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 7, 2000

TO THE SHAREHOLDERS OF DEPOMED, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of DepoMed, Inc., a California corporation (the "Company"), will be held on Wednesday, June 7, 2000 at 9:30 a.m., local time, at 1360 O'Brien Drive, Menlo Park, California 94025 for the following purposes:

    1. To elect directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

    2. To approve an amendment to the Company's Amended and Restated 1995 Stock Option Plan to increase the number of shares reserved for issuance under the Plan.

    3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on April 18, 2000 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

    All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a proxy.

                                          By Order of the Board of Directors

                                          Julian N. Stern
                                          SECRETARY

Menlo Park, California
May 1, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                                 DEPOMED, INC.

                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

    The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of DepoMed, Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held Wednesday, June 7, 2000 at 9:30 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's principal executive offices at 1360 O'Brien Drive, Menlo Park, California 94025. The telephone number at that address is (650) 462-5900.

    These proxy solicitation materials were mailed on or about May 1, 2000 to all shareholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

    Shareholders of record at the close of business on April 18, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 7,189,363 shares of the Company's Common Stock, no par value per share (the "Common Stock"), were issued, outstanding and entitled to vote and 12,015 of the Company's Series A Preferred Stock, no par value per share (the "Preferred Stock") were issued and outstanding at the Record Date.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

VOTING AND SOLICITATION

    Holders of Common Stock are entitled to one vote for each share of Common Stock held. Holders of Preferred Stock are not entitled to vote at the Annual Meeting. In order to constitute a quorum for conduct of business at the Annual Meeting, a majority of the outstanding shares of Common Stock outstanding on the Record Date must be represented at the Annual Meeting.

    Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile or other method. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by the Company. The Company may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

    The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the Annual Meeting. However, abstentions are counted as votes against a proposal for purposes of determining whether or not a proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                             ELECTION OF DIRECTORS

NOMINEES

    The Bylaws of the Company provide for a Board consisting of not fewer than five nor more than nine directors. Five directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below. All of the nominees named below are presently directors of the Company and were elected to their present terms by the shareholders of the Company. The present term of each of the directors continues until the Annual Meeting and until his successor has been elected and qualified. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

    The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders and until his successor has been elected and qualified.

    Pursuant to the Securities Purchase Agreement dated as of January 21, 2000, between the Company and Elan International Services, Ltd. ("EIS"), a wholly-owned subsidiary of Elan Corporation, plc, for so long as EIS and its affiliates hold at least 10% of the Company's common stock on a fully-diluted basis (assuming the conversion of securities, eligible for conversion under their respective terms, into the Company's common stock), EIS will be entitled to designate a nominee to serve on the Board. EIS currently holds less than 10% of the Company's common stock on a fully-diluted basis.

    The name of and certain other information regarding each nominee is set forth in the table below.

                                                                                           DIRECTOR
           NAME OF NOMINEE                AGE               PRINCIPAL OCCUPATION            SINCE
           ---------------                ---               --------------------           --------
John W. Shell, Ph.D...................     75      Founder and Chairman Emeritus             1995
John W. Fara, Ph.D....................     57      Chairman, President and Chief             1995
                                                   Executive Officer
John N. Shell.........................     47      Vice President, Operations                1995
G. Steven Burrill.....................     55      Chief Executive Officer, Burrill &        1997
                                                     Company
W. Leigh Thompson, M.D., Ph.D.........     61      Chief Scientific Officer (Retired),       1998
                                                   Eli Lilly & Company

    John N. Shell is Dr. Shell's son. There is no other family relationship between any of the directors or executive officers of the Company. The Articles of Incorporation and Bylaws of the Company contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the California General Corporation Law.

    JOHN W. SHELL, PH.D. has served as Chairman of the Board of Directors of the Company since its inception in August 1995 and served as the Company's President and Chief Executive Officer from May 1995 to December 1996, when he became the Company's Chief Scientific Officer. In keeping with longstanding retirement plans, in March 2000, Dr. Shell resigned as the Company's Chairman and Chief Scientific Officer, effective April 1, 2000. Dr. Shell will continue to serve as a consultant and director of the Company. Dr. Shell founded DepoMed
Systems, Inc. ("DSI"), the predecessor to the Company, in 1991, and served as its Chairman and Chief Executive Officer until its merger with M6 Pharmaceuticals, Inc. ("M6") in 1994, and served as President of the DepoMed Division of M6 from March 1994 until May 1995. Prior to founding DSI, he served as Vice President for Research at Johnson & Johnson's IOLAB division. His experience also includes eight years as a Senior Research Scientist at the Upjohn Company, six years as Director of Research for Allergan Pharmaceuticals, and 15 years with ALZA Corporation ("ALZA"), dating from its founding in 1968. At ALZA he held the positions of Vice President of the pharmaceutical division and corporate Vice President for Business Development. Dr. Shell received his B.A., B.S., and Ph.D. degrees from the University of Colorado.

    JOHN W. FARA, PH.D. joined the Company as a director in 1995 and was appointed its President and Chief Executive Officer in 1996. In March 2000, he was elected Chairman of the Board of Directors of the Company to succeed
Dr. Shell, effective April 1, 2000. Between 1990 and 1996, he served as President and Chief Executive Officer at Anergen, Inc., a biotechnology company, and was President of Prototek, Inc., an early stage pharmaceutical development company. Prior to 1990, he spent ten years at ALZA, where he held the positions of Director of Biomedical Research and Vice President of Business Development. Dr. Fara is also a director of IOMED, Inc. and several private companies, and is active in the business functions of several professional associations. He received a B.S. from the University of Wisconsin and a Ph.D. from the University of California, Los Angeles.

    JOHN N. SHELL has served as a director of the Company since its inception in August 1995, and acted as Director of Operations for the Company from May 1994 until December 1996, when he was named Vice President, Operations. Prior to working at the Company, Mr. Shell served as Materials Manager at Ebara International Corporation, a multi-national semiconductor equipment manufacturer and ILC Technology, an electro-optics and electronics manufacturer. He also worked in the process and project engineering departments at ALZA. Mr. Shell received his B.A. from the University of California, Berkeley.

    G. STEVEN BURRILL has served as director of the Company since August 1997. He founded and has been Chief Executive Officer of Burrill & Company, a private merchant bank, since January 1997. Mr. Burrill served in the same capacity at Burrill & Company's predecessor firm, Burrill & Craves, between 1994 and January 1997. Prior to starting Burrill & Company, Mr. Burrill spent 28 years with
Ernst & Young LLP, as Partner and as International Chairman of the firm's Manufacturing/High Technology Industry Practice. Mr. Burrill is also a director of TRANSGENE, S.A. and several private companies.

    W. LEIGH THOMPSON, M.D., PH.D. has served as a director of the Company since January 1998. In 1995, he founded Profound Quality Resources, Inc., a private healthcare consulting firm, where he serves as President and Chief Executive Officer. From 1982 to 1994, he worked at Eli Lilly and Company, where he held the positions of Executive Vice President of Lilly Research Laboratories and Chief Scientific Officer. Dr. Thompson also serves as a director of Corvas International, Guilford Pharmaceuticals, Inc., La Jolla Pharmaceutical Company, Medarex Inc., Orphan Medical, Inc., Ophidian Pharmaceuticals, Inc. and a number of private companies.

REQUIRED VOTE

    The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

             THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR"
                THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

BOARD MEETINGS AND COMMITTEES

    The Board held a total of five meetings during the fiscal year ended December 31, 1999. Each of the directors attended at least 75 percent of the aggregate of all meetings of the Board and of the committees, if any, upon which such director served. The Board has an Audit Committee and a Compensation Committee but no Nominating Committee.

    The principal functions of the Audit Committee are to recommend engagement of the Company's independent auditors, to consult with the Company's auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's financial control procedures and personnel. The Audit Committee, which was composed of Dr. Thompson and Mr. Burrill during fiscal 1999, held one meeting during fiscal 1999. The Company intends to adopt a formal written charter for the Audit Committee by June 14, 2000. A copy of the charter will be provided to the Company's shareholders with the Proxy for the Company's Annual Meeting of Shareholders in 2001.

    The principal functions of the Compensation Committee are to review and approve the Company's executive officer compensation policy and administer the Company's employee stock option plan. The Compensation Committee, which is composed of Dr. Thompson and Mr. Burrill, held two meetings in fiscal 1999.

COMPENSATION OF DIRECTORS

    Directors do not currently receive any cash compensation from the Company for their services as members of the Board, although they are reimbursed for certain expenses in connection with their attendance at meetings of the Board. In July 1999, each of Dr. Thompson and Mr. Burrill received an option to purchase 15,000 shares of Common Stock at an exercise price of $2.88 per share and which vests over four years.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Common Stock as of the Record Date (i) by each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) by each of the Company's directors, (iii) by each of the Company's executive officers named in the Summary Compensation Table below under the caption "Executive Compensation" and (iv) by all directors and executive officers as a group. This table is based upon information supplied by directors, officers and certain principal shareholders, as well as information included in Securities and Exchange Commission filings made by principal shareholders and other third party sources. Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown. Percentage of ownership is based on 7,189,363 shares of Common Stock and 12,015 shares of Preferred Stock outstanding as of April 18, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares. Shares of Common Stock subject to outstanding options and warrants exercisable within 60 days of April 18, 2000 are deemed outstanding for computing the percentage of ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

                                                    NUMBER SUBJECT                NUMBER OF
                                        NUMBER OF   TO OPTIONS AND   PERCENTAGE   SHARES OF    PERCENTAGE
                                        SHARES OF      WARRANTS          OF       SERIES A    OF SERIES A
                                         COMMON      EXERCISABLE       COMMON     PREFERRED    PREFERRED
NAME OF BENEFICIAL OWNER                  STOCK     WITHIN 60 DAYS     STOCK        STOCK        STOCK
------------------------                ---------   --------------   ----------   ---------   ------------
Elan International Services Ltd.(1)...    714,286            --          9.9%      12,015           100%
Cygnus, Inc.(2).......................    400,000            --          5.6%          --            --
John W. Shell(3)......................  1,566,676            10         21.8%          --            --
John W. Fara..........................         10       286,815          4.0%          --            --
John N. Shell.........................    500,010        43,793          7.6%          --            --
G. Steven Burrill.....................         --        26,250            *           --            --
W. Leigh Thompson(4)..................         --            --            *           --            --
John F. Hamilton......................      8,343        75,635          1.2%          --            --
Bret Berner...........................         --        16,875            *           --            --
All directors and executive officers
  as a group (7 persons)(5)...........  2,075,039       449,378         35.1%          --            --

------------------------

*   Less than one percent.

(1) Elan Services International Ltd., whose address is 102 St. James Court, Flatts, Smiths Parish, Bermuda, is a wholly-owned subsidiary of Elan Corporation, plc, whose address is Lincoln House, Lincoln Place, Dublin 2, Ireland.

(2) These shares are being held by Dr. John W. Shell for delivery to Cygnus, Inc., formerly Cygnus Therapeutics Systems ("Cygnus") if certain conditions are met, including the timely tender for cancellation of certificates representing shares of M6 held by Cygnus. Cygnus, Inc.'s address is 400 Penobscot Drive, Redwood City, California 94063.

(3) Includes 400,000 shares of Common Stock held on behalf of Cygnus, of which Dr. Shell disclaims beneficial ownership. See Note 3.

(4) At Dr. Thompson's request, all stock options granted to Dr. Thompson have been subsequently transferred to Dr. Thompson's daughter and are no longer beneficially owned by him.

(5) The number of shares of Common Stock includes shares described in Note 3.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and each of the Company's other executive officers who earned at least $100,000 during fiscal 1999 (collectively, the "Named Executive Officers") for services in all capacities as officers of the Company during fiscal years 1997, 1998 and 1999. None of the Named Executive Officers earned any bonuses or compensation for the fiscal years other than as set forth in the table or received any restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION     LONG TERM
                                        FISCAL    --------------------   COMPENSATION    ALL OTHER ANNUAL
NAME AND PRINCIPAL POSITION              YEAR     SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)(1)
---------------------------            --------   ---------   --------   ------------   ------------------
John W. Fara, Ph.D...................    1999     $285,000    $110,000      129,167            $456
  President, Chief Executive             1998      220,000      55,000       75,000             456
  Officer and Director                   1997(2)   181,916     100,000      250,000             380

John W. Shell, Ph.D..................    1999      280,547      60,000           --             735
  Chairman and Chief                     1998      220,000      55,000           --             735
  Scientific Officer                     1997      185,000          --           --             735

John F. Hamilton.....................    1999      175,000      35,000       42,500             328
  Vice President, Finance and            1998      155,000      22,500       25,000             264
  Chief Financial Officer                1997(3)   119,792          --       90,000             231

John N. Shell........................    1999      155,000      30,000       27,667             174
  Vice President, Operations             1998      118,896      22,500       25,000             160
  and Director                           1997       93,500          --       38,666             132

Bret Berner Ph.D.....................    1999      155,000      25,000       22,500             174
  Vice President, Product                1998(4)    10,631      10,000       45,000              15
  Development

------------------------

(1) Represents payments of term life insurance premiums paid by the Company on behalf of the Named Executive Officers.

(2) Dr. Fara did not become the Company's full-time President and Chief Executive Officer until February 1997.

(3) Mr. Hamilton was appointed the Company's Vice President, Finance and Chief Financial Officer in January 1997. Compensation is for partial year.

(4) Mr. Berner was appointed the Company's Vice President, Product Development in December 1998. Compensation is for partial year.

    The following table sets forth certain information regarding grants of stock options made during the fiscal year ended December 31, 1999 to the Named Executive Officers. Since inception, the Company has not granted any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS(1)                 POTENTIAL REALIZABLE
                                     ------------------------------------------------     VALUE AT ASSUMED
                                                  % OF TOTAL                               ANNUAL RATES OF
                                                   OPTIONS                                   STOCK PRICE
                                                  GRANTED TO                              APPRECIATION FOR
                                                  EMPLOYEES    EXERCISE                    OPTION TERM(2)
                                      OPTIONS     IN FISCAL      PRICE     EXPIRATION   ---------------------
               NAME                  GRANTED(#)    YEAR(3)     ($/SH)(4)      DATE        5%($)      10%($)
               ----                  ----------   ----------   ---------   ----------   ---------   ---------
John W. Fara, Ph.D.................   129,167        35.5%       2.88        7/16/09     233,543     591,844
John W. Shell, Ph.D................        --          --          --             --          --          --
John F. Hamilton...................    42,500        11.7%       2.88        7/16/09      76,843     194,735
John N. Shell......................    27,667         7.6%       2.88        7/16/09      50,024     126,770
Bret Berner, Ph.D..................    22,500         6.2%       2.88        7/16/09      40,682     103,095

------------------------

(1) The options reflected in this table were all granted under the Company's Amended and Restated 1995 Stock Option Plan (the "Plan"). The date of grant is 10 years prior to the expiration date listed.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(3) Based on an aggregate of 363,551 options granted to employees of the Company in fiscal 1999.

(4) Exercise price is the fair market value on the date of grant as determined in accordance with the Plan.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

    The following table sets forth certain information regarding exercises of stock options during the fiscal year ended December 31, 1999 by the Named Executive Officers. Value of unexercised options is considered to be the difference between exercise price and market price of $6.00 per share on December 31, 1999. No options were exercised by the Named Executive Officers during fiscal 1999.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 1999             DECEMBER 31, 1999
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
John W. Fara, Ph.D.............................    237,498        316,669        $774,535       $765,113
John W. Shell, Ph.D............................         --             --              --             --
John F. Hamilton...............................     61,250         96,250         116,719        203,594
John N. Shell..................................     35,825         63,841         101,600        127,356
Bret Berner, Ph.D..............................     11,250         56,250              --         70,313

    The Company did not make any awards during the fiscal year ended December 31, 1999 to any of the Named Executive Officers under any long-term incentive plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, excluding stock options.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee (the "Committee") of the Board of Directors is generally responsible for decisions concerning the compensation to be paid to the Company's executive officers. The Committee consists of Mr. Burrill and Dr. Thompson, both of whom are non-employee directors of the Company. In determining compensation policies, the Committee has access to compensation surveys for regional technology-based companies which compete with the Company in the recruitment of senior personnel and other executive compensation data and surveys.

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

COMPENSATION POLICIES AFFECTING EXECUTIVE OFFICERS

    In determining the compensation to be paid to the Company's executive officers, the Committee employs compensation policies designed to align compensation with the Company's overall business strategy, values and management initiatives. These policies are intended to (i) attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company, (ii) recognize individual initiative and achievement, (iii) reward executives for short- and long-term strategic management and the enhancement of shareholder value, and (iv) align management compensation with the achievement of the Company's goals and performance. As a result, compensation consists of salary and bonus, which provide current incentives, and stock options, which provide longer-term incentives.

    Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for managerial talent, including a comparison of base salaries for comparable positions at similar companies of comparable size and capitalization. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive and the operational areas of the company for which he is responsible, and the responsibilities assumed by the executive. Cash bonus awards are based on the performance of the executive, the performance of the operational groups reporting to the executive and the performance of the Company.

    The compensation to be paid to any individual executive has not been based on any particular mathematical formula. Rather, the Committee reviews objectives, accomplishments, performance and compensation as a whole for each executive (and all executives), as well as the recommendations of the Chief Executive Officer, and makes appropriate compensation determinations in the exercise of its business judgement.

    Stock options are an integral part of each executive officer's compensation. The Committee believes that the opportunity for stock appreciation, through exercise of stock options that vest over time, closely aligns the interest of the executive officers with those of its shareholders. Options typically vest in equal installments over four years and, therefore, encourage an officer to remain in the employ of the Company. The size of individual awards take into account the executive officer's salary, the number and vesting schedule of outstanding options held by the officer and past contributions to the Company. No one factor is given special weight, but all are part of an overall assessment.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    In 1999, Dr. John Fara, the Company's Chief Executive Officer, received a salary increase of 30% over his 1998 salary. The Committee believes that Dr. Fara's salary is currently in the mid-range of salaries for chief executive officers of other public technology-based companies of similar size and in the same geographic region as the Company. During 1999, Dr. Fara was granted an incentive stock option to purchase 129,167 shares of the Company's Common Stock, vesting over four years and expiring in 2009. The exercise price of the option is $2.88 per share, the fair market value of the Company's Common Stock on the date the option was granted. In 1999, Dr. Fara provided strong leadership to the Company in its achievement of strategic and financial objectives. Dr. Fara's bonus for 1999 reflects his important contributions to the Company's success in 1999.

POLICY ON DEDUCTIBILITY OF EXECUTIVE OFFICER COMPENSATION

    Section 162(m) of the Internal Revenue Code generally places a $1 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest paid executive officers unless, in general, the compensation is exempt as "performance based." For stock compensation to be "performance based," Section 162(m) requires a limit to be set on the number of options that may be granted to employees subject to the deduction cap. The Board has approved a limit of 500,000 as the maximum number of shares as to which options may be granted to any employee, consultant or director under the Plan in any one-year period. This limitation allows gains realized upon exercise of options to qualify as "performance based" and, therefore, to be excluded from compensation subject to the $1 million deductibility limit. The Company believes that all of its compensation paid to date meets the requirements for deductibility. In general, the Committee considers the deductibility limits of Section 162(m) in determining executive compensation.

                                          COMPENSATION COMMITTEE
                                          G. Steven Burrill
                                          W. Leigh Thompson, M.D., Ph.D.

                         STOCK PRICE PERFORMANCE GRAPH

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the market value of the American Stock Exchange (U.S. Companies) and the Center for Research in Security Prices ("CRSP") Total Return Index for the Nasdaq Biotechnology Stocks for the period commencing on November 5, 1997 (the date the Company's Common Stock began trading) and ending on December 31, 1999.

                COMPARISON OF 26 MONTH CUMULATIVE TOTAL RETURN*
                AMONG DEPOMED, INC., THE AMEX MARKET VALUE INDEX
                       AND THE NASDAQ BIOTECHNOLOGY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                            AMEX         NASDAQ
         DEPOMED, INC.  MARKET VALUE  BIOTECHNOLOGY
11/5/97        $100.00       $100.00        $100.00
12/97           $69.67       $103.84         $94.29
12/98          $129.10       $111.46        $136.04
12/99           $98.36       $142.39        $274.31

         *   $100 INVESTED ON 11/5/97 IN STOCK OR ON 10/31/97
            IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.
            FISCAL YEAR ENDING DECEMBER 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In September 1997, the Company entered into an agreement with Burrill & Company, a private merchant bank, pursuant to which Burrill & Company is to provide assistance to the Company in the development of strategic partnerships with pharmaceutical and biotechnology companies. In 1999, the Company paid Burrill & Company $62,699 pursuant to the agreement. G. Steven Burrill, a director of the Company, is the Chief Executive Officer of Burrill & Company.

    The Company has entered into indemnification agreements with each of its current officers and directors pursuant to which the Company is obligated to indemnify such officers and directors for breaches of fiduciary duty to the fullest extent permitted by the California General Corporation Law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and ten percent shareholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms that they file.

    Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1999, it complied with all Section 16(a) filing requirements applicable to its officers, directors or ten percent shareholders.

  AMENDMENT TO THE AMENDED AND RESTATED 1995 STOCK OPTION PLAN INCREASING THE
               NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

BACKGROUND

    The Company adopted the 1995 Stock Option Plan (the "Plan") in September 1995 and amended and restated the plan in March 1999 and March 2000 (the "Plan"). The Plan provides for the granting of options to officers, directors, selected employees and consultants. The Plan is currently administered by the Compensation Committee of the Board.

    INCREASE IN NUMBER OF SHARES AUTHORIZED FOR ISSUANCE. The Board has approved, subject to shareholder approval, an amendment to the Plan increasing the aggregate number of shares reserved for issuance thereunder by 600,000, from 1,800,000 to 2,400,000, in order to ensure that there will be a sufficient reserve of shares to permit the grant of further options to existing and new employees and consultants of the Company. The Board believes that increasing the number of shares reserved for issuance under the Plan is necessary to permit the Company to remain competitive in the industry and to continue to attract and retain qualified employees by providing them with appropriate equity incentives.

DESCRIPTION OF THE PLAN

    The purpose of the Plan is to attract, retain and motivate officers, key employees, consultants and directors of the Company by giving them the opportunity to acquire stock ownership in the Company. The Plan provides for the granting to employees of the Company (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") and for the grant of nonstatutory stock options ("NSOs") to employees, consultants and non-employee directors of the Company. To the extent an optionee would have the right in any calendar year to exercise for the first time ISOs for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the grant date) in excess of $100,000, any such excess options shall be automatically converted to NSOs.

    The Plan is administered by the Board or a committee thereof (the "Administrator"). The Administrator determines the type and terms of options granted under the Plan, including the number of shares covered, exercise price, term and condition for exercise of the option. The exercise price of all ISOs granted under the Plan must be at least 100% of the fair market value of the Common Stock of the Company on the grant date. The term of an ISO may not exceed ten years from the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any stock option granted shall be at least 110% of the fair market value of the Common Stock on the grant date and the term of such option may not exceed five years. Payment of the exercise price may be in cash, check, or, at the discretion of the Administrator, by promissory notes or shares of stock held by the optionee, pursuant to a "cashless exercise/sale" through a broker, or a combination thereof.

    Except as otherwise determined by the Administrator as set forth in an option agreement, no option may be transferred by the optionee other than by will or the laws of descent and distribution and, during the lifetime of an optionee, only the optionee may exercise an option. All options shall be exercisable on or after each vesting date in accordance with the terms set forth in the option agreement.

    All options will become fully vested and immediately exerisable upon notice from the Administrator at least 30 days prior to the consummation of a transaction which constitutes a change in control of the Company and will terminate at the end of such 30 day period. A "change in control" occurs upon
(i) an acquisition by any person of beneficial ownership of securities representing a majoritity of the voting power of the then outstanding securities of the Company, (ii) a sale of all or substantially all of the Company's assets, or (iii) the consummation of a merger or consolidation of the Company in which the holders of securities of the Company immediately prior to such event hold in the aggregate less than a majority of the securities of the Company immediately after such event.

    The Board may amend, alter, suspend, or discontinue the Plan as long as such action does not adversely affect any outstanding option except to conform the Plan or any ISOs granted thereunder to the requirements of federal or other tax laws relating to incentive stock option plans. No amendment, alteration, suspension or discontinuance shall require shareholder approval unless (i) shareholder approval is required to preserve incentive stock option treatment for federal income tax purposes or (ii) where otherwise deemed advisable by the Board. No options may be granted under the Plan after September 2005, ten years from the date of its adoption by the Board.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING SUMMARY OF FEDERAL TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY, BUT DOES NOT PURPORT TO DESCRIBE EITHER PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL PLAN PARTICIPANT OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    INCENTIVE STOCK OPTIONS. ISOs are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. ISOs may be granted only to employees of the Company (including directors who are also employees). An optionee does not recognize taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the "option spread") is includible in the optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax ("AMT"). The option spread is generally measured on the date of exercise and is includible in AMTI in the year of exercise. Special rules regarding the time of AMTI inclusion may apply for shares subject to a repurchase right or other "substantial risk forfeiture."

    If an optionee holds the shares purchased under an ISO for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised, any gain from a sale of the shares other than to the Company is taxable as long term capital gain (and will be taxed at certain lower rates if held for longer periods). Under these circumstances, the Company would not be entitled to a tax deduction at the time the ISO was exercised or at the time the stock was sold. If an optionee were to dispose of stock acquired pursuant to an ISO before the end of the required holding periods (a "Disqualifying Disposition"), the amount by which the market value of the stock at the time the ISO was exercised exceeded the exercise price (or, if less, the amount of gain realized on the sale) would be taxable as ordinary income, and the Company would be entitled to a corresponding tax deduction. Such income is subject to information reporting requirements and may become subject to withholding. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income is capital gain, is "long term" gain if the shares have been held more than one year as of the date of sale, and is entitled to certain lower rates if held for longer periods. Optionees are required to notify the Company immediately prior to making a Disqualifying Disposition. If the stock sold in the Disqualifying Disposition had been acquired subject to a "substantial risk of forfeiture," the optionee's holding period for purposes of determining whether any capital gain or loss on sale is long-term will generally not begin until the restriction lapses unless the optionee files an election under Section 83(b) of the Code (a "Section 83(b) Election"). If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not necessarily equivalent to a dividend" within the meaning of the Code.

    If an optionee pays for ISO shares with shares of the Company acquired under an ISO or a qualified employee stock purchase plan ("statutory option stock"), the tender of shares is a Disqualifying Disposition of the statutory option stock if the above described (or other applicable) holding periods respecting those shares have not been satisfied. If the holding periods with respect to the statutory option stock are satisfied, or the shares were not acquired under a statutory stock option of the Company, then any appreciation in value of the surrendered shares is not taxable upon surrender. Special basis and holding period rules apply where previously-owned stock is used to exercise an ISO.

    The present position of the Internal Revenue Service ("IRS") appears to be that income and employment withholding taxes are not imposed upon the exercise of an ISO or the sale of ISO shares. The IRS is studying this position and may change it at any time, possibly with retroactive effect.

    NONSTATUTORY STOCK OPTIONS. An optionee is not taxable upon the award of a NSO. Federal income tax consequences upon exercise will depend upon whether the shares thereby acquired are subject to a "substantial risk of forfeiture." If the shares are not subject to a substantial risk of forfeiture, or if they are so restricted and the optionee files a Section 83(b) Election with respect to the shares, the optionee will have ordinary income at the time of exercise measured by the option spread on the exercise date. The optionee's tax basis in the shares will be their fair market value on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long- or short-term also will begin on that date. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the optionee will not be taxed upon exercise, but instead will have ordinary income, on the date the restrictions lapse, in an amount equal to the difference between the amount paid for the shares under the option and their fair market value as of the date of lapse; in addition, the optionee's holding period will begin on the date of lapse.

    Whether or not the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an optionee who was an employee at the time of grant constitutes "supplemental wages" subject to withholding of income and employment taxes by the Company, and the Company receives a corresponding income tax deduction.

    Upon sale, other than to the Company, of shares acquired under a NSO, an optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the optionee's tax basis in the shares, which will be long-term gain or loss if the employee's holding period in the shares is more than one year. Certain lower rates apply if the shares have been held for longer periods. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not necessarily equivalent to a dividend" within the meaning of the Code.

    If an optionee tenders Common Stock (other than statutory option stock) to pay all or part of the exercise price of a NSO, the optionee will not have a taxable gain or deductible loss on the surrendered shares. Instead, shares acquired upon exercise that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been substituted for the surrendered shares, taking as their basis and holding period the basis and holding period that the optionee had in the surrendered shares. The additional shares are treated as newly acquired, are taxable to the optionee, and have a basis equal to their fair market value on the exercise date.

    If the surrendered shares are statutory option stock as described above under "Incentive Stock Options", with respect to which the applicable holding period requirements for favorable income tax treatment have not expired, then the newly acquired shares substituted for the statutory option shares should remain subject to the federal income tax rules governing the surrendered shares, but the surrender should not constitute a Disqualifying Disposition of the surrendered stock.

PLAN BENEFITS

    The following table shows the number of shares of Common Stock issuable upon exercise of options granted to the named groups under the Plan during the fiscal year ended December 31, 1999.

NAME AND POSITION                                           NUMBER OF OPTIONS(1)
-----------------                                           --------------------
Executive Group...........................................         221,834
Non-Executive Director Group..............................          30,000
Non-Executive Officer Employee Group......................         109,217

------------------------

(1) All options granted at fair market value as of the date of grant.

PROPOSED AMENDMENT

    At the Annual Meeting, the Company's shareholders will be asked to approve an amendment to the Plan to increase by 600,000 the number of shares reserved for issuance under the Plan.

REQUIRED VOTE

    Approval of the amendment to the Plan requires the affirmative vote of a majority of the shares of the Company's Common Stock voting in person or by proxy on such proposal at the Annual Meeting.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                           THE AMENDMENT TO THE PLAN

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2000. Ernst & Young LLP has audited the Company's financial statements since its inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voting in person or by proxy on this proposal at the Annual Meeting is required to ratify the appointment of the independent auditors.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF
          THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders of the Company which are intended to be presented at the Company's 2001 meeting of shareholders must be received by the Secretary of the Company no later than February 7, 2001 in order to be included in the proxy soliciting material relating to that meeting.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

                                          THE BOARD OF DIRECTORS

Dated: May 1, 2000

PROXY                            DEPOMED, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                  JUNE 7, 2000

    The undersigned shareholder of DepoMed, Inc. (the "Company") hereby appoints John W. Shell, John W. Fara and John F. Hamilton, and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of the Company held of record by the undersigned on April 18, 2000, at the Annual Meeting of Shareholders of the Company to be held on June 7, 2000 (the "Annual Meeting") at 9:30 a.m. at 1360 O'Brien Drive, Menlo Park, California and any adjournments or postponements thereof.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.

    THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS RELATING TO THE ANNUAL MEETING.

Item 1. To elect as directors, to hold office until the next meeting of shareholders and until their successors are elected, the five (5) nominees listed below:
         NOMINEES: John W. Shell, Ph.D., John W. Fara, Ph.D.,
         John N. Shell, G. Steven Burrill, W. Leigh
         Thompson, M.D., Ph.D.
      o  For
      o  Withheld
      o  ------------------------------------------------------------
         For all nominees except as noted above

Item 2.  To approve an amendment to the Company's Amended and
         Restated 1995 Stock Option Plan to increase the number of
         shares reserved for issuance thereunder.
                                                  o FOR        o AGAINST        o ABSTAIN

                 CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

Item 3.  To ratify the appointment of Ernst & Young LLP as
         independent auditors of the Company for the fiscal year
         ending December 31, 2000.                o FOR        o AGAINST        o ABSTAIN

o Mark here for address change and note below

                                                             NOTE: Please sign exactly as name appears
                                                             hereon. Joint owners should each sign. Trustees
                                                             and others acting in a representative capacity
                                                             should indicate the capacity in which they sign
                                                             and give their full title. If a corporation,
                                                             please have an authorized officer sign and
                                                             indicate the full corporate name. If a
                                                             partnership, please sign in partnership name by
                                                             an authorized person.

                                                             Signature:
                                                             --------------------------------------------
                                                             Date:
                                                             ------------------------------------------------
                                                             Signature:
                                                             --------------------------------------------
                                                             Date:
                                                             ------------------------------------------------
                                                             PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN
                                                             IT PROMPTLY WHETHER YOU PLAN TO ATTEND THE
                                                             MEETING OR NOT. IF YOU DO ATTEND, YOU MAY VOTE
                                                             IN PERSON IF YOU DESIRE.